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Exhibit 10.13.3

LeighAnne G. Baker Senior Vice President and Chief Human Resources Officer	The Hertz Corporation 225 Brae Boulevard, Park Ridge, NJ 07656-0713 Phone: (201) 307-2409 Fax: (201) 307-2748 Email: labaker@hertz.com

February 1, 2008

Mr. Michel Taride
Executive Vice President and President
Hertz Europe Ltd.
Hertz House
11 Vine Street
Uxbridge, Middlesex UBS 1QE UK

Dear Michel,

This is to acknowledge our discussions, and the understandings we have reached, regarding the expiration of the Change In Control Agreement between Ford Motor Company and you. I also want to confirm our understandings with respect to the new Hertz Global Holdings, Inc. Severance Plan for Senior Executives.

  Change In Control Plan.

As you are aware, the Ford Change In Control Agreement expired on December 21, 2007. Because of the expiration of the Ford agreement for you and other executives, the Compensation Committee has approved a new Change In Control Agreement for you and other executives and key employees to replace it. The new Change In Control Agreement, like its predecessor, is intended to incent executives to continue supporting the organization during a change in control. It also serves to provide financial protection to the executives whose employment ends following a change in control under certain circumstances. To that end, the basic features of the Ford agreement and the new agreement are similar.

As this new Agreement will replace the Ford Agreement, I want to confirm, for the avoidance of any doubt or concern on your part, that the Company does not intend that the new Change In Control Agreement will operate to diminish or otherwise impair any compensation or benefits to which you may be entitled under the terms of any other agreements between you and the Company except as set forth in Paragraph 9 of the new Change In Control Agreement. To that end this will confirm that you remain entitled to:

    i)  payments and benefits which would accrue under any retirement benefits schemes and supplemental retirement benefits plans in Europe or the United States and in which you are an eligible participant,

   ii)  severance payments and benefits outlined in your contract of employment with Hertz Europe Ltd ("Hertz Europe") to the extent that any such severance payments and benefits are greater in amount than the payments and benefits available under the new Change In Control Agreement; and

  iii)  the entitlement which you and your family have to occupy 14 Campden Grove, London,W8 for a period up to ninety days following the date of your termination under the terms of the Change In Control Agreement or the conclusion of any academic school year for your children, whichever period is greater.

In addition, to the extent that your entitlements are dependent upon Hertz Europe securing the protection of benefits envisaged under the new Change in Control Agreement, we have added Hertz Europe as a party to the new Change in Control Agreement.

Paragraph 5 of the original draft, relating to payment of excise taxes in the United States, is unlikely to be relevant to you, because you are not subject to the tax laws of the United States. It was relevant only for those executives who have tax obligations in the United States because of their residency in the United

States. However, although such a tax charge does not currently exist in the United Kingdom, I want you to understand that should there be a similar tax charge in the United Kingdom, the Company will also provide you with that protection. Accordingly, I confirm that if you should become liable for a United Kingdom tax which is analogous to United States excise taxes under Section 4999 of the Internal Revenue Code, the Company will afford you corresponding tax treatment consistent with that obligation and will afford you gross up payments regarding any such tax liability to the fullest extent consistent with the tax laws of the United Kingdom.

  Severance Plan for Senior Executives.

With respect to the new Severance Plan, I confirm that notwithstanding the provisions of Section 4.05 in the Severance Plan, the Company does not intend that the new Severance Plan will operate to diminish or otherwise impair any compensation or benefits to which you may be entitled under the terms of any other agreements between you and the Company. To that end this will confirm that you remain entitled to:

    i)  payments and benefits which would accrue under any retirement benefits schemes and supplemental retirement benefits plans in Europe or the United States and in which you are an eligible participant;

   ii)  severance payments and benefits outlined in your contract of employment with Hertz Europe Ltd ("Hertz Europe") to the extent that any such severance payments and benefits are greater in amount than the payments and benefits available under the new Severance Plan; and

  iii)  the entitlement which you and your family have to occupy 14 Campden Grove, London, W8 for a period up to ninety days following the date of your termination under the terms of the Severance Plan or the conclusion of any academic school year for your children, whichever period is greater.

Michel, I trust that this letter addresses any outstanding concerns you may have regarding the Company's obligations to you in any future change in control situation.

Sincerely,
/s/ LEIGHANNE BAKER LeighAnne Baker

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  Exhibit 10.13.3